                                                                     Exhibit 2.2


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                            ASSET PURCHASE AGREEMENT


                                 by and between


                        ACCESS CASH INTERNATIONAL L.L.C.


                                       and


                              CASH RESOURCES, INC.


                                 effective as of


                                 August 1, 2002








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




                                TABLE OF CONTENTS



Article I TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES..................1
     1.01     Transfer of Assets.........................................1
     1.02     Excluded Assets............................................2
     1.03     Assumption of Liabilities..................................3
     1.04     Retained Liabilities.......................................3

Article II PURCHASE PRICE................................................4
     2.01     Amount; Manner of Payment..................................4
     2.02     Allocation of Purchase Price...............................4

Article III CLOSING......................................................4
     3.01     Closing....................................................4
     3.02     Closing Procedure..........................................5

Article IV REPRESENTATIONS AND WARRANTIES OF SELLER......................6
     4.01     Incorporation and Corporate Power..........................7
     4.02     Execution and Delivery; Valid and Binding Agreement........7
     4.03     No Breach; Consents........................................7
     4.04     No Subsidiaries............................................8
     4.05     Financial Statements.......................................8
     4.06     Absence of Undisclosed Liabilities.........................8
     4.07     No Material Adverse Effect.................................9
     4.08     Absence of Certain Developments............................9
     4.09     Real Property.............................................10
     4.10     Assets....................................................10
     4.11     Inventory.................................................10
     4.12     Customers.................................................10
     4.13     Suppliers.................................................11
     4.14     Tax Matters...............................................11
     4.15     Contracts and Commitments.................................12
     4.16     Intellectual Property Rights..............................14
     4.17     Litigation; Orders........................................14
     4.18     Products and Services.....................................15
     4.19     Compliance with Laws; Governmental Authorizations.........15
     4.20     Environmental Matters.....................................16
     4.21     Books and Records.........................................16
     4.22     Disclosure................................................17

Article V REPRESENTATIONS AND WARRANTIES OF BUYER.......................17
     5.01     Incorporation and Corporate Power.........................17
     5.02     Execution, Delivery; Valid and Binding Agreement..........17
     5.03     No Breach; Consents.......................................17


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     5.04     Insolvency Proceedings....................................18

ARTICLE VI POST-CLOSING COVENANTS.......................................18
     6.01     Transfer and Sales Taxes..................................18
     6.02     Further Assurances........................................18
     6.03     Cooperation with Proceedings..............................19
     6.04     Payment of Retained Liabilities...........................19
     6.05     Restrictions on Seller Dissolution and Distributions......19
     6.06     Customer and Other Business Relationships.................20
     6.07     Expenses..................................................20
     6.08     Pro-Ration of Certain Taxes...............................20
     6.09     Collection of Accounts Receivable.........................20
     6.10     Additional Disclosures and Deliveries.....................21
     6.11     Additional Contract Assignments...........................21

Article VII SURVIVAL; INDEMNIFICATION...................................22
     7.01     Survival of Representations and Warranties................22
     7.02     Indemnification by Seller.................................22
     7.03     Indemnification by Buyer..................................23
     7.04     Time Limitations..........................................23
     7.05     Limitations on Amount.....................................24
     7.06     Setoff Against Indemnification Holdback Amount............24
     7.07     Method of Asserting Claims-Third Party Actions............24
     7.08     Method of Asserting Claims-Other Actions..................26
     7.09     Miscellaneous Indemnification Provisions..................27

Article VIII MISCELLANEOUS..............................................27
     8.01     Definitions...............................................27
     8.02     Press Releases and Announcements..........................31
     8.03     Amendment and Waiver......................................31
     8.04     Notices...................................................31
     8.05     Assignment................................................33
     8.06     Severability..............................................33
     8.07     Complete Agreement........................................33
     8.08     Counterparts..............................................33
     8.09     Governing Law.............................................33
     8.10     No Third Party Beneficiaries..............................33
     8.11     Specific Performance......................................34
     8.12     Dispute Resolution........................................34
     8.13     Attorneys' Fees and Costs.................................35
     8.14     Bulk Sales Laws...........................................35
     8.15     Interpretation............................................35

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                             EXHIBITS AND SCHEDULES


     Exhibit A                 Form of Bill of Sale

     Exhibit B                 Form of Assignment and Assumption Agreement

     Exhibit C                 Form of Transition Services Agreement

     Exhibit D                 Form of Noncompetition Agreement

     Exhibit E                 Form of EFT Processing Report

     Disclosure Schedule

     Schedule 1.01(b)          Additional Assigned Contracts

     Schedule 1.01(d)          Assigned Intellectual Property Rights

     Schedule 2.02             Purchase Price Allocation

     Schedule 3.02(b)(i)       Closing Date Creditor Payoffs




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                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of August 15, 2002, but effective as of August 1, 2002 (the "Effective Date"), is made and entered into by and between Access Cash International L.L.C., a Delaware limited liability company ("Buyer"), and Cash Resources, Inc., a Colorado corporation ("Seller").

         WHEREAS, Seller is engaged, among other things, in the business of owning, marketing, selling, leasing and servicing ATMs and providing or brokering ATM transaction processing and directly related services (the "Business"); and

         WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, pursuant to the terms of this Agreement, certain assets and Liabilities of Seller used or held for use in connection with the Business.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, the parties agree as follows:

                                    ARTICLE I
                  TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

1.01   Transfer of Assets.

       Pursuant to the terms of this Agreement, at the Closing Seller will sell to Buyer, and Buyer will purchase from Seller, free and clear of all Encumbrances, all of Seller's right, title and interest in and to the following properties, assets and rights of Seller (collectively, except for the Excluded Assets described in Section 1.02 hereof, the "Assets"):

       (a) all Contracts between Seller and its customers pursuant to which Seller provides or arranges for the provision of ATM transaction processing and directly related services (each a "Customer Contract");

       (b)  the additional Contracts set forth in Schedule 1.01(b);

       (c) all ATMs owned or leased by Seller and all inventories of ATM supplies and parts, but excluding all of Seller's and CTV's video advertising systems and equipment and high-toppers and related equipment even if installed or placed in or on ATMs (the "Inventory");

       (d) the Intellectual Property Rights set forth in Schedule 1.01(d) (the "Assigned Intellectual Property Rights");

       (e) originals or, where appropriate, true and complete copies of all books, records and other documents and information relating to the Business or the Assets (whether in documentary, electronic or other form), including all customer, prospect, dealer and distributor lists, sales literature, inventory records, warranty and maintenance


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


            records, purchase orders and invoices, sales orders and sales order log books, customer information, commission records, correspondence, product data, price lists, product demonstrations, quotes and bids and all product catalogs and brochures (but excluding corporate minutes, stock ledgers, Tax Returns and work papers);

       (f) all accounts receivable generated in connection with (i) the Business or the Assets (including ATM transactions) which accrue (as determined in accordance with GAAP) on or after the Effective Date or (ii) the sale of ATMs which are identified as "new" in Section
            4.11 of the Disclosure Schedule, regardless of when the accounts receivable accrued;

       (g) all claims of Seller against third parties relating to the Business or the Assets, whether choate or inchoate, known or unknown, contingent or not contingent (including the litigation which is described in Section 4.17(a) of the Disclosure Schedule and identified as "possible litigation"), other than the litigation described in Section 1.02(c);

       (h) all guarantees, warranties, indemnities and similar rights in favor of Seller with respect to any of the foregoing Assets; and

       (i) all permits, licenses and other approvals of any Governmental Authority used or held for use in connection with the Business or the Assets, to the extent they are assignable.

1.02   Excluded Assets.

       Notwithstanding anything to the contrary in this Agreement or in any schedule or exhibit hereto, Seller is not selling, transferring or assigning to Buyer any of its assets other than the Assets described in
       Section 1.01 (all assets which Seller is retaining are referred to herein as the "Excluded Assets"). Without limiting the generality of the immediately preceding sentence, Seller is retaining all of the following assets:

       (a)  all of Seller's current cash balances;

       (b)  all vault cash owned and provided to customers by Seller;

       (c) all claims of Seller arising from the litigation which is described in Section 4.17(a) of the Disclosure Schedule and identified as "pending cases";

       (d) all accounts receivable generated in connection with the Business or the Assets (including ATM transactions) which accrued (as determined in accordance with GAAP) prior to the Effective Date, other than the accounts receivable described in Section 1.01(f);

       (e) all of Seller's and CTV's video advertising systems (whether in Seller's inventory or already placed) and video advertising rights at customer locations where Seller and/or MediachoiceTV.com have placed video advertising equipment;

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

       (f) all of Seller's and CTV's high-toppers and related equipment (whether in Seller's inventory or already placed);

       (g) all service tools, office and other equipment (other than ATMs), vehicles and furniture and fixtures owned, leased or otherwise used by Seller;

       (h) all real property owned, leased or otherwise used by Seller (excluding real property/floor space subject to ATM placement agreements or ATM space leases and the storage facility identified in Section 4.15(a)(v)(1) of the Disclosure Schedule); and

       (i) all licenses, permits or other approvals of any Governmental Authority to the extent they are not assignable.

1.03   Assumption of Liabilities.

       Pursuant to the terms of this Agreement, at the Closing Buyer will assume all of Seller's executory obligations under the Contracts which are included in the Assets, other than (a) any Liability for any breach thereof to the extent such Liability arises from the ownership or operation of the Business or the Assets prior to the Effective Date and
       (b) any amounts payable under such Contracts with respect to the ownership or operation of the Business or the Assets (including amounts due under the Customer Contracts with respect to ATM transactions) prior to the Effective Date (collectively, the "Assumed Liabilities").

1.04   Retained Liabilities.

       Notwithstanding anything to the contrary in this Agreement or in any schedule or exhibit hereto, and regardless of any disclosure to Buyer, Buyer is not assuming and will not in any way be responsible for, and Seller will retain and discharge as and when due, all of Seller's Liabilities other than the Assumed Liabilities (collectively, the "Retained Liabilities"). Without limiting the generality of the immediately preceding sentence, each of the following Liabilities of Seller are excluded from the Assumed Liabilities and will remain the sole responsibility of Seller:

       (a)  any Liability arising out of or relating to the Excluded Assets;

       (b)  any Liability described in Section 1.03(a) or (b);

       (c) any Liability for Taxes, including (i) any Taxes arising from or relating to Seller's ownership or operation of the Business or the Assets on or prior to the Closing Date and (ii) any Taxes (other than sales Taxes) arising from or relating to the sale of the Assets pursuant to this Agreement; and

       (d) any Liability arising from or relating to Seller's employment of any employee or Seller's termination thereof (including any Liability arising from or relating to Seller's employee benefit plans), whether or not Buyer hires the affected employee.

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

                                   Article II
                                 PURCHASE PRICE

2.01    Amount; Manner of Payment.

        (a) The total consideration for the Assets (the "Purchase Price") is $12,800,000, plus $111,627.57 for the ATMs which are identified as "new" in Section 4.11 of the Disclosure Schedule, plus Buyer's assumption of the Assumed Liabilities. Buyer will pay $12,271,627.57 of the cash portion of the Purchase Price (the "Initial Payment") at the Closing as set forth in Section 3.02(b)(i) and will withhold and pay, or retain, $640,000 of the cash portion of the Purchase Price (the "Indemnification Holdback Amount") as security for Seller's indemnification obligations under this Agreement. Seller will pay additional consideration for the Noncompetition Agreements as set forth in such agreements.

        (b) Buyer will deposit the Indemnification Holdback Amount in a securities account with Bank of America, N.A., and manage the securities account pursuant to the terms and conditions of a pledge agreement in form and substance satisfactory to Seller and Buyer (the "Pledge Agreement"). To the extent not claimed by Buyer pursuant to this Agreement, Buyer will pay the Indemnification Holdback Amount to Seller within 10 days following the 18-month anniversary of the Closing Date.

2.01    Allocation of Purchase Price.

        Buyer and Seller will allocate the Purchase Price among the Assets in accordance with an allocation schedule to be agreed upon by Seller and Buyer and to be set forth in Schedule 2.02. Buyer and Seller will use their reasonable best efforts to prepare and agree upon such allocation schedule as soon as practicable after the Closing Date. Buyer and Seller will prepare and file all Tax Returns that may be required in connection with the transactions contemplated by this Agreement pursuant to Code ss. 1060, all applicable Treasury regulations promulgated thereunder and any other similar Legal Requirements, and all such Tax Returns will be consistent with the allocations set forth in Schedule 2.02.

                                   Article III
                                    CLOSING

3.01    Closing.


        The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Faegre & Benson LLP, 2500 Republic Plaza, 370 Seventeenth Street, Denver, Colorado, commencing at 10:00 a.m. local time, on the date hereof (the "Closing Date"). The Closing will be deemed effective as of 12:00 a.m., Central Daylight Time, on the Effective Date.

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


3.02    Closing Procedure.

        Seller and Buyer agree to consummate all of the following closing transactions on the Closing Date:

        (a) Seller will deliver or cause to be delivered to Buyer all of the following:

                (i) with respect to those Assets which constitute tangible personal property, a bill of sale substantially in the form attached as Exhibit A (the "Bill of Sale"), duly executed by Seller;

                (ii) with respect to those Assets which constitute intangible personal property, an assignment substantially in the form attached as Exhibit B, which assignment will also contain Buyer's undertaking and assumption of the Assumed Liabilities (the "Assignment and Assumption Agreement"), duly executed by Seller;

                (iii) such agreements, instruments, certificates and other documents as Buyer deems necessary or appropriate to assign to Buyer all of Seller's right, title and interest in and to the Assigned Intellectual Property;

                (iv) a transition services agreement substantially in the form attached as Exhibit C (the "Transition Services Agreement") and the Pledge Agreement, both duly executed by Seller;

                (v) noncompetition agreements substantially in the form attached as Exhibit D, duly executed by each of Seller, Samuel K. Jonas and MediachoiceTV.com, Inc. (the "Noncompetition Agreements");

                (vi) original releases of, or written authorizations from Seller's creditors to release, any and all Encumbrances on the Assets;

                (vii) a copy of the text of the resolutions adopted by the board of directors and shareholders of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, certified by an appropriate officer of Seller as being true and correct and in full force and effect;

                (viii) incumbency certificates executed on Seller's behalf certifying the signature and office of each officer executing this Agreement and any of the Ancillary Agreements;

                (ix) a copy of Seller's articles of incorporation, duly certified as of a recent date by the Secretary of State of Colorado;

                (x) an opinion of Seller's counsel in form and substance satisfactory to Buyer; and

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

                (xi) such other certificates, documents and instruments as Buyer may reasonably request related to the transactions contemplated hereby.

        (b) Buyer will deliver or cause to be delivered to Seller all of the following:

                (i) the Initial Payment by (A) paying to Seller's creditors the entire unpaid balance of Seller's indebtedness (plus all accrued interest thereon) specified on the attached
                        Schedule 3.02(b)(i) as owing to such creditors as of the Closing Date, (B) depositing $1,000,000 in a trust account with Faegre & Benson LLP for purposes of discharging Seller's obligations to its customers under the Customer Contracts with respect to ATM transactions that occurred prior to the Closing Date, which amount may be disbursed only for such purposes upon the joint written instruction of Seller and Buyer (provided that (1) any remaining balance after all such obligations have been discharged will be Seller's sole property and Buyer, promptly following Seller's written certification of such discharge, will authorize the disbursement of any such remaining balance to Seller, and (2) Seller will be solely responsible for any shortfall between the deposited amount and the actual amount of such obligations), and (C) paying to Seller the remaining balance of the Initial Payment by wire transfer in immediately available funds to an account designated in writing by Seller;

                (ii) the Bill of Sale, Assignment and Assumption Agreement, Transition Services Agreement and Pledge Agreement, each duly executed by Buyer;

                (iii) an opinion of Buyer's counsel in form and substance satisfactory to Seller; and

                (iv) such other certificates, documents and instruments as Seller may reasonably request related to the transactions contemplated hereby.

        (c) Buyer will deposit the Indemnification Holdback Amount with Bank of America, N.A., as contemplated by this Agreement and the Pledge Agreement.

        (d) Buyer will pay the amounts set forth in the Noncompetition Agreements by wire transfer in immediately available funds to accounts designated in writing by Seller, Samuel Jonas and CTV.

                                   Article IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Buyer that, except as set forth in the disclosure schedule delivered to Buyer on the Closing Date (the "Disclosure Schedule"), each of the statements set forth in this Article IV were correct and complete on the Effective Date and are correct and complete on the Closing Date. The Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article IV under parts that correspond to the Sections hereof; provided, however, that the mere listing (or inclusion of a copy) of a document


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

        or other item therein shall not be deemed adequate to disclose an exception to a representation or warranty made herein, unless the representation or warranty addresses only the existence of the document or other item itself.

4.01    Incorporation and Corporate Power.

        Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority necessary to carry on the Business as now being conducted and to own, lease and operate the Assets. Seller is qualified to do business as a foreign corporation in each jurisdiction where the nature of its business or its ownership of property requires it to be qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

4.02    Execution and Delivery; Valid and Binding Agreement.

        Seller has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party. Without limiting the generality of the foregoing, Seller's execution and delivery of this Agreement and such Ancillary Agreements, and Seller's consummation and performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite action of Seller's board of directors and shareholders, and no other proceedings or actions are necessary to authorize Seller's execution, delivery, consummation and performance of this Agreement or such Ancillary Agreements. This Agreement and such Ancillary Agreements have been duly executed and delivered by Seller and constitute the valid and binding obligations of Seller, enforceable in accordance with their respective terms.

4.03    No Breach; Consents.

        Except as set forth in Section 4.03 of the Disclosure Schedule, neither Seller's execution and delivery of this Agreement or any Ancillary Agreement to which it is a party, nor Seller's consummation or performance of any of the transactions contemplated hereby or thereby, will:

        (a) contravene any provision of Seller's articles of incorporation, bylaws or other organizational documents;

        (b) conflict with or violate any Legal Requirement, Governmental Authorization or Order;

        (c) conflict with, breach any provision of, constitute a default (or any event which would, with the passage of time or the giving of notice, or both, constitute a default) under, result in a violation of, result in (or give any Person the right to cause) the termination, amendment, suspension, modification, abandonment or acceleration of payment under any Contract or Governmental Authorization;

        (d) require any Governmental Authorization or the Consent of any Person; or

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

        (e) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

4.04.   No Subsidiaries.

        Seller does not hold, and has never held, any direct or indirect ownership interest in any Person.

4.05    Financial Statements.

        (a) Seller has delivered to Buyer the audited financial statements of Seller as of and for the periods ended December 31, 2001 (the "Balance Sheet Date") and December 31, 2000 (collectively, the "Audited Financial Statements"), and the unaudited financial statements of Seller as of and for the period ended May 31, 2002 (the "May Financial Statements"). Within 10 days after the Closing Date, Seller will deliver to Buyer the unaudited financial statements of Seller as of and for the period ended June 30, 2002 (the "June Financial Statements"). The Audited Financial Statements and the May Financial Statements each include, and the June Financial Statements will include, a balance sheet, statements of income and retained earnings and a statement of cash flows.

        (b) The Audited Financial Statements and the May Financial Statements are, and the June Financial Statements will be, based upon the information contained in Seller's books and records and fairly present Seller's financial condition as of the dates thereof and results of operations for the periods referred to therein. The Audited Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. The May Financial Statements have been, and the June Financial Statements will be, prepared on a basis consistent with the Audited Financial Statements and in accordance with GAAP applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required to be prepared in accordance with GAAP), and reflect all adjustments necessary to a fair statement of the results for the interim period(s) presented (except for normally recurring year-end adjustments).

4.06    Absence of Undisclosed Liabilities.

        In each case with respect to the Business or the Assets, Seller does not have any Liabilities, and Seller is not a party to or bound by any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to the Liabilities of any person, arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (a) as reflected or reserved against in the Audited Financial Statements, (b) current Liabilities which have arisen after the Balance Sheet Date in the ordinary course of business (none of which is a material

        Liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (c) as otherwise set forth in
        Section 4.06 of the Disclosure Schedule.

4.07    No Material Adverse Effect.

        Except as set forth in Section 4.07 of the Disclosure Schedule, since the Balance Sheet Date, no event has occurred and no circumstance has arisen which has had, or may with the passage of time be reasonably expected to have, a Material Adverse Effect.

4.08    Absence of Certain Developments.

        Except as set forth in Section 4.08 of the Disclosure Schedule, since the Balance Sheet Date, Seller has conducted the Business only in the ordinary course of business and has not, with respect to the Business or the Assets:

        (a) borrowed any amount (including advances on existing credit facilities other than in the ordinary course of business) or incurred or become subject to any Liability except (i) current Liabilities incurred in the ordinary course of business and (ii) Liabilities under Contracts entered into in the ordinary course of business;

        (b) mortgaged, pledged or subjected to any Encumbrance any of its assets;

        (c) delayed, postponed or accelerated the payment of accounts payable and other Liabilities other than in the ordinary course of business;

        (d) sold, assigned or transferred (including transfers to any employees, affiliates or shareholders) any tangible assets, except sales of inventory in the ordinary course of business, or canceled any debts or claims except in the ordinary course of business;

        (e) sold, assigned, transferred or granted (including transfers to any employees, affiliates or shareholders) any Intellectual Property or other intangible assets;

        (f) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

        (g) taken any other action or entered into any other transaction other than in the ordinary course of business;

        (h) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

        (i) made any capital expenditures or commitments therefor in excess of $25,000 in the aggregate;

        (j) made any loans or advances to, or guarantees for the benefit of, any Person other than in the ordinary course of business;

        (k) made any change in accounting principles or practices from those utilized in the preparation of the Audited Financial Statements or the May Financial Statements; or

        (l) taken any action or entered into any agreement not described in subsections (a) through (k) above that is material to Seller or agreed or committed, whether orally or in writing, to do any of the foregoing.

4.09    Real Property.

        Seller does not own any real property. The real property subject to the Real Property Leases constitutes all of the real property that Seller leases, subleases or otherwise uses in connection with the Business.

4.10    Assets.


        (a) Seller has, and will convey, transfer and assign to Buyer at the Closing, good, valid and marketable title to the Assets, whether tangible or intangible, free and clear of all Encumbrances except the Assumed Liabilities.

        (b) To Seller's Knowledge, there are no defects, facts or conditions affecting the tangible Assets which could, individually or in the aggregate, interfere in any material respect with the use or operation thereof as currently used or operated, or their adequacy for such use.

4.11    Inventory.

        All items of Inventory are of good, usable and merchantable quality and, except as set forth in Section 4.11 of the Disclosure Schedule, (a) are not obsolete or discontinued, (b) are not in need of material repair and are of such quality as to meet the quality control standards of Seller and any applicable Legal Requirements, (c) with respect to finished goods, are saleable as current inventories at the current prices thereof in the ordinary course of business, (d) are recorded on Seller's books at cost and (e) no write-down in inventory has been made or should have been made pursuant to GAAP during the past two years. Section 4.11 of the Disclosure Schedule sets forth a correct and complete list of all Inventory and the location thereof.

4.12    Customers.

        Section 4.12 of the Disclosure Schedule sets forth (a) the name and address of each of Seller's top 50 customers as of the Closing Date (each a "Significant Customer"), based on the number of ATMs for which Seller provides or has arranged for the provision of electronic funds transfer services, and (b) for each Significant Customer, the number of such ATMs. Seller has not received any notice and does not otherwise have any Knowledge that any Significant Customer (x) has ceased or will cease to use Seller's products or services, (y) has substantially reduced or will substantially reduce its use of Seller's products or services or (z) has sought, or is seeking, to materially reduce the price it will pay for Seller's products or services, including in each case after the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements. To Seller's Knowledge, no Significant Customer has otherwise threatened to take any action described in the immediately preceding sentence due to the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

4.13    Suppliers.

        Section 4.13 of the Disclosure Schedule sets forth (a) the name and address of each supplier from which Seller has obtained services with an aggregate purchase price of $5,000 or more during the twelve-month period ended December 31, 2001, in connection with the sale, service and/or operation of ATMs (each a "Significant Supplier") and (b) the amount for which each Significant Supplier invoiced Seller during such period. Seller has not received any notice and does not have any Knowledge of any material increase in the price of such materials, supplies, merchandise or other goods or services, or that any Significant Supplier will not sell materials, supplies, merchandise and other goods or services to Buyer at any time after the Closing on terms and conditions substantially the same as are in effect immediately prior to the Closing, subject to price increases in the ordinary course of business consistent with past practice. To Seller's Knowledge, no Significant Supplier has otherwise threatened to take any action described in the preceding sentence due to the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

4.14    Tax Matters.

        (a) Except as set forth in Section 4.14(a) of the Disclosure Schedule, (i) Seller has filed all Tax Returns that it was required to file, (ii) such Tax Returns were correct and complete in all respects, (iii) all Taxes owed by Seller (whether or not shown on any Tax Return) have been paid and (iv) no inquiry or claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. Except for Seller's 2001 federal and state income Tax Returns, which are on extension, Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

        (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

        (c) No Governmental Authority will assess, is expected to asses or has threatened to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Seller either (i) claimed or raised by any Governmental Authority in writing or (ii) of which Seller has Knowledge. Section 4.14(c) of the Disclosure Schedule lists all federal, state, local, and foreign income and sales and use Tax Returns filed by Seller for taxable periods ended on or after December 31, 1999, indicates those

                Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Seller since December 31, 1999.

        (d) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

4.15    Contracts and Commitments.

        (a) Section 4.15 of the Disclosure Schedule contains an accurate and complete list of:

                (i) for each ATM which is the subject of a Customer Contract, the name of the customer, the address at which the ATM is located, the effective date and termination date of the applicable Customer Contract, the terminal identification number and whether the applicable Customer Contract is written or oral;

                (ii) each Contract relating to the provision of electronic funds transfer services to Seller, specifying in each case the name of the provider and the title of the Contract;

                (iii) each Contract (other than Contracts covered by subsection (i) of this Section 4.15(a)) relating to the maintenance or installation of ATMs or otherwise relating to the help desk and service related functions of the Business;

                (iv) each Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing an Encumbrance on any of the Assets;

                (v) each Contract wherein Seller is a lessee of, or holds or operates any personal property owned by any other party;

                (vi) each Contract wherein Seller is a lessor of, or permits any third party to hold or operate, any personal property;

                (vii) each Contract or group of related Contracts (other than Contracts covered by the other subsections of this
                        Section 4.15(a)) that involve the performance of services or the delivery of goods or materials by Seller;

                (viii) each Contract or group of related Contracts (other than Contracts covered by the other subsections of this
                        Section 4.15(a)) that involve the performance of services or the delivery of goods or materials to Seller;

                (ix) each Contract relating to the payment of a commission or other form of remuneration in connection with the sale or lease of goods, materials or services or to the distribution of goods or materials;

                (x) each Contract or group of related Contracts (other than Contracts covered by the other subsections of this
                        Section 4.15(a)) continuing over a period of more than six months from the date or dates thereof, not terminable by Seller on 30 days' or less notice without penalty;

                (xi) each Contract containing covenants that in any manner and to any extent purport to restrict the right of Seller to freely engage in business anywhere in the world;

                (xii) each Contract relating to the payment of royalties or other compensation by or to Seller in connection with the Intellectual Property Rights;

                (xiii) any other Contract which is either material to the Business or the Assets or was not entered into in the ordinary course of business.

        (b) Except as set forth in Section 4.15(b) of the Disclosure Schedule or as provided under Colorado statutory law, with respect to each Contract that is being assigned to or assumed by Buyer pursuant to this Agreement:

                (i) such Contract is in full force and effect and is valid and enforceable against each party thereto in accordance with its terms;

                (ii) such Contract is assignable to Buyer without the consent of any party thereto;

                (iii) Seller has no Knowledge of any actual, alleged, threatened, possible or potential violation or breach of or default under any such Contract by any party thereto which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

        (c) Section 4.15(c) of the Disclosure Schedule sets forth an accurate and complete list of all Contracts relating to the payment of a commission or other form of remuneration in connection with the sale or lease of goods, materials or services, which Seller has terminated or with respect to which Seller has stopped paying commissions thereunder since January 1, 2001 (the "Terminated Sales Representative Agreements"), none of which are being assigned to or assumed by Buyer under this Agreement. Seller represents and warrants to Buyer that it had the legal right to terminate or stop the payment of commissions, as applicable, under each such Terminated Sales Representative Agreement and that Seller has no further Liability thereunder.

        (d) Prior to the date of this Agreement, Buyer has been supplied with or given access to a correct and complete copy of each written Contract, and a written description of Seller's three largest oral Customer Contracts, together with all amendments, waivers or other changes thereto.

4.16    Intellectual Property Rights.

        Section 4.16 of the Disclosure Schedule describes all rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets, know-how or other intellectual property rights owned by, licensed to or otherwise controlled by Seller in connection with the operation of the Business or the Assets or used in, developed for use in or necessary to the conduct of the Business as now conducted (collectively, the "Intellectual Property Rights"). Seller owns and possesses all right, title and interest, or holds a valid license, in and to the Intellectual Property Rights. Seller has not received any notice of, nor does it otherwise have any Knowledge of, any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the Intellectual Property Rights. No claim by any third party contesting the validity of any Intellectual Property Rights has been made, is currently outstanding or, to Seller's Knowledge, is threatened. Seller has not received any notice of any infringement, misappropriation or violation by Seller of any intellectual property rights of any third parties and Seller has not infringed, misappropriated or otherwise violated any such intellectual property rights. No infringement, illicit copying, misappropriation or violation has occurred or will occur with respect to products currently being sold by Seller or with respect to the conduct of the Business as now conducted.

4.17    Litigation; Orders.

        (a) Except as set forth in Section 4.17(a) of the Disclosure Schedule (which also identifies the parties to and briefly describes the basis for each pending, threatened or potential Proceeding),

                (i) there is no pending or, to Seller's Knowledge, threatened Proceeding that relates to or that may affect in any manner the Business or any of the Assets;

                (ii) there is no pending or, to Seller's Knowledge, threatened Proceeding that challenges or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement or the Ancillary Agreements;

                (iii) Seller has no Knowledge of any event or circumstance that is reasonably likely to give rise to or serve as a basis for the commencement of any Proceeding described in subparagraphs (i) or (ii) of this Section 4.17(a).

                Buyer has been provided with correct and complete copies of all pleadings, correspondence and other documents and materials relating to each Proceeding described in Section 4.17(a) of the Disclosure Schedule, and no Proceeding listed or required to be listed therein is reasonably likely to have a Material Adverse Effect.

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

        (b) Except as set forth in Section 4.17(b) of the Disclosure Schedule, no Order is in effect that relates to or that may affect in any manner the Business or any of the Assets.

4.18    Products and Services.

        (a) Buyer has been furnished with correct and complete copies of the standard terms and conditions of sale for each of the products or services sold or provided by the Business (containing applicable guaranty, warranty and indemnity provisions). Except as set forth in Section 4.18(a) of the Disclosure Schedule:

                (i) no product sold, leased or delivered by, or service rendered by or on behalf of, Seller in connection with the Business is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions; and

                (ii) each product sold, leased or delivered by, or service rendered by or on behalf of, Seller in connection with the Business has been in material conformity with applicable contractual commitments and all express and implied warranties.

        (b) Except as set forth in Section 4.18(b) of the Disclosure Schedule, Seller has not been made aware of any Liability, whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, in respect of any product, component or other item sold by or on behalf of Seller prior to the Closing, or service rendered by or on behalf of Seller prior to the Closing, in connection with the Business, that (i) is not fully and adequately covered by policies of insurance or by indemnity, contribution, cost sharing or similar agreements or arrangements by or with other persons, and (ii) is not otherwise fully and adequately reserved against as reflected in the May Financial Statements.

        (c) Except as set forth in Section 4.18(c) of the Disclosure Schedule and as may be contained in the standard terms and conditions referred to in Section 4.18(a), Seller has not entered into, or offered to enter into, any agreement, contract commitment or other arrangement (whether written or oral) in connection with the Business pursuant to which Seller is or would be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer (collectively, "Rebate Obligations"). All Rebate Obligations are reflected in the May Financial Statements or have been incurred after the date thereof in the ordinary course of business.

4.19    Compliance with Laws; Governmental Authorizations.

        (a) Seller and its officers, directors, agents and employees have complied in all material respects with all applicable Legal Requirements relating to the ownership and operation of the Business and the Assets, and, except as set forth in Section 4.19(a) of the Disclosure Schedule, no claims have been filed against Seller alleging a violation of any such Legal Requirements. Seller has no Knowledge of any action, pending or threatened, to change the zoning or building ordinances or any other Legal Requirements affecting the Business or the Assets. Seller is not relying on any exemption from or deferral of any applicable Legal Requirement that would not be available to Buyer after it acquires the Assets.

        (b) Seller has, in full force and effect, all Governmental Authorizations necessary to conduct the Business and own and operate the Assets. A correct and complete list of all such Governmental Authorizations is set forth in Section 4.19(b) of the Disclosure Schedule, together with a description of each Governmental Authorization's relationship to the Business and whether such Governmental Authorization is assignable to Buyer. Seller has conducted the Business and operated the Assets in compliance with all terms and conditions of such Governmental Authorizations.

        (c) Notwithstanding the foregoing, Buyer may not rely on Seller's representations and warranties set forth in this Section 4.19 for purposes of determining which Legal Requirements may apply to, and which Governmental Authorizations may be required in connection with, Buyer's ownership and operation of the Business and the Assets after the Closing Date.

4.20    Environmental Matters.

        Seller is now and at all times has been in compliance with all applicable Legal Requirements and Orders relating to pollution, contamination or the protection of the environment (collectively, "Environmental Laws"), including Legal Requirements and Orders concerning air pollution, water pollution, noise control or the on-site or off-site handling, shipping, discharge, disposal or recovery of any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Environmental Law (collectively, "Hazardous Materials"). Seller is not, and has not been alleged to be, responsible for (a) any release of Hazardous Materials or
        (b) any costs arising under or any violation of Environmental Laws.

4.21    Books and Records.

        The books of account and other financial records of Seller, to the extent they relate to the Business or the Assets, all of which have been made available to Buyer, are complete and correct in all material respects and reflect actual, bona fide transactions and have been maintained in accordance with sound business practices. The minute books of Seller, to the extent they relate to the Business or the Assets, all of which have been made available to Buyer, contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of Seller, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

4.22    Disclosure.

        Buyer has been provided with correct and complete copies of or access to all documentation, and with correct and complete descriptions of all information that is not in written form, that it has requested in connection with its due diligence review of the Business and the Assets.

                                    Article V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to Seller that:

5.01    Incorporation and Corporate Power.

        Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to enter into this Agreement and the Ancillary Agreements and perform its obligations hereunder and thereunder.

5.02    Execution, Delivery; Valid and Binding Agreement.

        Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party. Without limiting the generality of the foregoing, Buyer's execution and delivery of this Agreement and such Ancillary Agreements, and Buyer's consummation and performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite limited liability company action, and no other proceedings or actions are necessary to authorize Buyer's execution, delivery, consummation and performance of this Agreement or such Ancillary Agreements. This Agreement and such Ancillary Agreements have been duly executed and delivered by Buyer and constitute the valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

5.03    No Breach; Consents.

        Neither Buyer's execution and delivery of this Agreement or any Ancillary Agreement to which its is a party, nor Buyer's consummation or performance of any of the transactions contemplated hereby or thereby, will:

        (a) contravene any provision of Buyer's articles of organization, operating agreement or other organizational documents;

        (b) conflict with or violate any Legal Requirement, Governmental Authorization or Order;

        (c) conflict with, breach of any provision of, constitute a default (or any event which would, with the passage of time or the giving of notice, or both, constitute a default) under, result in a violation of, increase the burdens under, result in (or give any Person to right to cause) the termination, amendment, suspension, modification, abandonment or acceleration of payment under any Contract or Governmental Authorization; or

        (d) require any Governmental Authorization or the Consent of any Person.

5.04    Insolvency Proceedings.

        Buyer is not the subject of any pending or threatened insolvency proceedings of any character, including without limitation bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary. Buyer has not made an assignment for the benefit of creditors or taken any action in contemplation of or which would constitute a valid basis for the institution of any such insolvency proceedings. After giving effect to this transaction, Buyer
        (a) will have sufficient capital to carry on its business and transactions, (b) will be able to pay its debts at they mature and become due, and (c) will own assets the fair value of which will be greater than the sum of its liabilities (including contingent liabilities). Buyer is not insolvent nor will it become insolvent as a result of entering into this transaction.

                                   Article VI
                             Post-Closing Covenants

6.01    Transfer and Sales Taxes.

        Buyer will pay and be solely responsible for all applicable transfer and sales Taxes relating to the sale of the Assets and the Business to Buyer. Except as otherwise provided in Section 2.02, Buyer will prepare and timely file, and Seller will cooperate with Buyer in connection with Buyer's preparation and filing of, such sales Tax Returns as may be required to comply with the provisions of all sales Tax-related Legal Requirements applicable to the transactions contemplated by this Agreement and each Ancillary Agreement.

6.02    Further Assurances.

        (a) If at any time after the Closing any further action by Seller is necessary to carry out the purposes of this Agreement, Seller will take such further action (including the execution and delivery of such further instruments and documents) as Buyer may reasonably request, at Buyer's sole cost and expense (unless Buyer is entitled to indemnification therefor under Article
                VII).

        (b) If at any time after the Closing any further action by Buyer is necessary to carry out the purposes of this Agreement, Buyer will take such further action (including the execution and delivery of such further instruments and documents) as Seller may reasonably request, at Seller's sole cost and expense (unless Seller is entitled to indemnification therefor under Article VII).

6.03    Cooperation with Proceedings.

        (a) In the event and for so long as Buyer is contesting or defending against any Proceeding in connection with (i) any transaction contemplated by this Agreement or the Ancillary Agreements or
                (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, Seller will cooperate with Buyer and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at Buyer's sole cost and expense (unless Buyer is entitled to indemnification therefor under Article VII).

        (b) In the event and for so long as Seller is contesting or defending against any Proceeding in connection with (i) any transaction contemplated by this Agreement or the Ancillary Agreements or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, Buyer will cooperate with Seller and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at Seller's sole cost and expense (unless Seller is entitled to indemnification therefor under Article VII). Buyer will retain and take commercially reasonable measures to safeguard originals or copies of each contract, document and record of Buyer purchased pursuant to this Agreement for a period equal to the lesser of seven years or the duration of the statute of limitations applicable to any matter which would require the production of such contract, document or record.

6.04    Payment of Retained Liabilities.

        Seller will pay, perform and discharge when due, or make adequate provision for the payment, performance and discharge when due of, all of the Retained Liabilities and the other Liabilities of Seller under this Agreement. If any such Liabilities are not so paid or provided for, and if Buyer reasonably determines that failure to make any payments will impair Buyer's use or enjoyment of the Assets or conduct of the Business, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and, following any such payment, will be entitled to a full reimbursement of all such payments or, in Buyer's sole discretion, to set off and deduct the full amount of all such payments from the Indemnification Holdback Amount pursuant to Section 7.05.

6.05    Restrictions on Seller Dissolution and Distributions.

        Seller agrees that it will not dissolve, or make any distribution of the proceeds received pursuant to this Agreement, until Seller has paid, or made adequate provision for the payment of, all of its obligations pursuant to Section 6.04.

6.06    Customer and Other Business Relationships.

        For a period of 90 days following the Closing Date, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing on or prior to the Closing Date and relating to the business to be operated by Buyer after the Closing Date, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to such business. Seller will not, and will use commercially reasonable efforts to cause each of its officers, employees, agents and shareholders to not, take any action that would tend to diminish the value of the Assets after the Closing Date or that would interfere with the business of Buyer to be engaged in after the Closing Date.

6.07    Expenses.

        Except as otherwise expressly provided for herein, Seller and Buyer will pay all of their own expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not). In addition, (a) Seller will be solely responsible for any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller and (b) Buyer will be solely responsible for any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

6.08    Pro-Ration of Certain Taxes.

        All state, city and local ad valorem Taxes and special assessments which are attributable to the Assets shall be prorated between the parties as of the Effective Date, with (a) Seller being responsible for such Taxes allocable, on a pro rata basis, to the number of days during the year on or prior to the Effective Date and (b) Buyer being responsible for such Taxes allocable, on a pro rata basis, to the number of days during the year thereafter.

6.09    Collection of Accounts Receivable.

        Seller will use only commercially reasonable efforts to collect the accounts receivable which are not being assigned to Buyer under this Agreement. In addition, Seller will not assign (for collection purposes or otherwise) or commence any litigation with respect to all or any portion of such accounts receivable without Buyer's prior written consent, which consent Buyer may withhold in its reasonable discretion; provided, however, that Seller may continue to pursue the pending litigation described in Section 4.17(a) of the Disclosure Schedule.

6.10    Additional Disclosures and Deliveries.

        (a) Within 15 days after the Closing Date, Seller will provide to Buyer with respect to each Significant Customer (i) the number of transactions during the 12-month period ended June 30, 2002, which occurred at ATMs that are subject to Seller's Customer Contract with such Significant Customer, (ii) the net amount of surcharge and interchange revenue that Seller has paid to such Significant Customer during the 12-month period ended June 30, 2002, and (iii) whether ATMs have been placed with or sold to such Significant Customer.

        (b) Within 15 days after the Closing Date, Seller will provide to Buyer a report setting forth, for each electronic funds transfer processor used by Seller, all of the monthly information contained in the attached Exhibit E, updated to cover the 12-month period ended June 30, 2002.

        (c) Seller will deliver to Buyer copies of any and all sales, use and personal property Tax Returns and work papers for the years 1999, 2000 and 2001 within 15 days after the Closing Date and for year 2002 promptly following Buyer's request therefor.

6.11    Additional Contract Assignments.

        (a) From and after the Closing Date, Seller will use its best efforts to obtain all Consents which may be required in order to effect the assignment of each of the Contracts set forth in
                Section 4.03(c) of the Disclosure Schedule. Promptly after Seller obtains the required Consents for each such Contract, Seller will, at Seller's sole cost and expense and without any right to additional consideration, take such further action and execute and deliver such further instruments and documents as Buyer may reasonably request in order to effect the assignment of such Contract to Buyer.

        (b) From time to time after the Closing Date, Seller will, promptly following Buyer's request therefor, but without any right to additional consideration, assign to Buyer any Contract which is
                (i) not being assigned to Buyer on the Closing Date and (ii) not covered by Section 6.11(a). In connection with each such requested assignment, Seller will, at Buyer's sole cost and expense, take such further action and execute and deliver such further instruments and documents as Buyer may reasonably request in order to effect such assignment.

        (c) Buyer's assumption obligations in connection with each assignment effected pursuant to this Section 6.11 will be limited to Seller's executory obligations under the assigned Contracts and will specifically exclude, without limitation, (a) any Liability for any breach of such Contracts to the extent such Liability arises from performance thereunder prior to the effective date of assignment and (b) any amounts payable under such Contracts with respect to performance thereunder prior to the effective date of assignment.

                                   Article VII
                            SURVIVAL; INDEMNIFICATION

7.01    Survival of Representations and Warranties.

        All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule, the certificates delivered at the Closing and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby, subject to Section 7.04. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

7.02    Indemnification by Seller.

        Seller will indemnify in full Buyer and its officers, managers, employees, agents, members, affiliates and subsidiaries (collectively, the "Buyer Indemnified Parties") and hold them harmless from and against any loss, Liability, deficiency, diminution in value, damage, expense or cost (including interest, penalties, costs of investigation and defense, and reasonable legal and other professional fees and expenses), as incurred and whether or not involving a Third Party Action, which any of the Buyer Indemnified Parties may suffer, sustain or become subject to, as a direct or indirect result of, or arising from or in connection with any of the following (collectively, "Buyer Losses"):

        (a) any breach or inaccuracy in any of the representations and warranties of Seller contained in this Agreement, the Ancillary Agreements, or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of Seller pursuant to the terms hereof or thereof or otherwise referenced or incorporated in this Agreement (collectively, the "Seller Related Documents");

        (b) any breach of or failure to perform any covenant, obligation or agreement of Seller contained in this Agreement or any of the Seller Related Documents;

        (c) any Liability to the extent it arises from or relates to Seller's operation or ownership of the Business or the Assets prior to the Effective Date, including any Liability for Taxes, but excluding the Assumed Liabilities; or

        (d) any product or component thereof shipped, or any service provided, by Seller prior to the Effective Date (including any product liability claims), other than claims under warranties given in the ordinary course of business and which are no broader than the warranties referred to in Section 4.18(a).

7.03    Indemnification by Buyer.

        Buyer agrees to indemnify in full Seller and its officers, directors, employees, agents, stockholders, affiliates and subsidiaries (collectively, the "Seller Indemnified Parties") and hold them harmless from and against any loss, Liability, deficiency, diminution in value, damage, expense or cost (including interest, penalties, costs of investigation and defense, and reasonable legal and other professional fees and expenses), as incurred and whether or not involving a Third Party Action, which any of the Seller Indemnified Parties may suffer, sustain or become subject to, as a direct or indirect result of, or arising from or in connection with any of the following (collectively, "Seller Losses"):

        (a) any breach or inaccuracy in any of the representations and warranties of Buyer contained in this Agreement, the Ancillary Agreements, or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of Buyer pursuant to the terms hereof or thereof or otherwise referenced or incorporated in this Agreement (collectively, the "Buyer Related Documents");

        (b) any breach of, or failure to perform, any covenant, obligation or agreement of Buyer contained in this Agreement or any of the Buyer Related Documents, including the timely good faith payment of the Indemnification Holdback Amount;

        (c) any Liability to the extent it arises from or relates to Buyer's ownership or operation of the Business or the Assets on or after the Effective Date, including any Liability for Taxes, but excluding the Retained Liabilities; provided, however, that nothing in this Section 7.03(c) will limit or restrict in any manner or to any extent Buyer's right to indemnification pursuant to Section 7.02(a); or

        (d) any product or component thereof shipped, or any service provided, by Buyer on or after the Effective Date (including any product liability claims), other than products, components and/or services which Buyer, through Seller, provides to a Person as contemplated by the Transition Services Agreement.

7.04    Time Limitations.

        (a) Seller will have no Liability (for indemnification or otherwise) with respect to a claim under Section 7.02(a) (other than those in Sections 4.01, 4.02, 4.10(a) and 4.20, as to which a claim may be made through the applicable statute of limitations, and
                Section 4.14, as to which a claim may be made through the statute of limitations applicable to actions by the Internal Revenue Service or any other Tax Governmental Authority regarding the subject matter thereof plus six months), unless, on or before the second anniversary of the Closing Date, Buyer notifies Seller of such claim specifying the factual basis thereof in reasonable detail to the extent then known by Buyer.

        (b) Buyer will have no Liability (for indemnification or otherwise) with respect to a claim under Section 7.03(a) (other than those in Sections 5.01 and 5.02, as to which a claim may be made through the applicable statute of limitations), unless, on or before the second anniversary of the Closing Date, Seller notifies Buyer of such claim specifying the factual basis thereof in reasonable detail to the extent then known by Seller.

        (c) Notwithstanding anything to the contrary herein, with respect to any specific representation, warranty, covenant, obligation or agreement under which a party has made a claim for indemnification hereunder and as to which such claim has not been completely and finally resolved prior to the expiration of the applicable time period above, such representation or warranty shall survive for the period of time beyond such time period sufficient to resolve, completely and finally, the claim relating to such representation or warranty.

7.05    Limitations on Amount.

        (a) Except for fraud or willful misrepresentations or as otherwise provided below, (i) Seller will have no Liability (for indemnification or otherwise) with respect to claims under
                Section 7.02(a) until the total of all Buyer Losses with respect to such matters exceeds $50,000 (the "Basket"), in which case Seller will be liable for the total amount of all Buyer Losses, and (ii) the aggregate Liability (for indemnification or otherwise) of Seller with respect to claims under 7.02(a) will not exceed $3,000,000 (the "Cap"). Notwithstanding the foregoing, neither the Basket nor the Cap will apply to breaches of or inaccuracies in representations and warranties set forth in Sections 4.01, 4.02, 4.10(a) and 4.20.

        (b) Except for fraud or willful misrepresentations or as otherwise provided below, (i) Buyer will have no Liability (for indemnification or otherwise) with respect to claims under
                Section 7.03(a) until the total of all Seller Losses with respect to such matters exceeds the Basket, in which case Buyer will be liable for the total amount of all Seller Losses, and
                (ii) the aggregate Liability (for indemnification or otherwise) of Buyer with respect to claims under 7.03(a) will not exceed the Cap. Notwithstanding the foregoing, neither the Basket nor the Cap will apply to breaches of or inaccuracies in representations and warranties set forth in Sections 5.01 and 5.02.

7.06    Setoff Against Indemnification Holdback Amount.

        Upon 15 days' notice to Seller specifying in reasonable detail the basis therefor, Buyer may set off any amount to which it may be entitled under this Article VII against the Indemnification Holdback Amount. Buyer's exercise of such setoff right in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

7.07    Method of Asserting Claims-Third Party Actions.

        (a) If any Buyer Indemnified Party or Seller Indemnified Party (an "Indemnified Party") is made a defendant in or party to any Proceeding instituted by any third party, the liability or the costs or expenses of which are or may be Buyer Losses or Seller Losses (any such third party action or proceeding being referred to as a "Third Party Action"), such Indemnified Party shall give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice thereof. Such written notice shall have attached thereto the complaint or other papers pursuant to which the third party commenced such Third Party Action. The failure promptly to give such notice shall not affect any Indemnified Party's ability to seek indemnification hereunder unless such failure has materially and adversely affected the ability of the Indemnifying Party to defend successfully the relevant Third Party Action.

        (b) An Indemnifying Party shall be entitled to contest and defend any Third Party Action provided that the Indemnifying Party has a reasonable basis for concluding that such defense may be successful and can diligently contest and defend the Third Party Action. The Indemnifying Party shall give notice of its intention to so contest and defend to the Indemnified Party within 21 days after the date it receives the Indemnified Party's notice of such Third Party Action (but, in all events, at least five business days prior to the date that an answer to such Third Party Action is due to be filed). Such contest and defense shall be conducted by reputable attorneys retained by the Indemnifying Party.

        (c) An Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Buyer Loss or a Seller Loss unless the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, the interests of the Indemnified Party, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified Party will cooperate with Indemnifying Party in the conduct of such defense. The Indemnified Party shall cooperate with the Indemnifying Party to the extent it reasonably requests such cooperation in the contest and defense of such Third Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of the Indemnified Party if relevant to the defense of such Third Party Action; provided, that such cooperation shall not unduly disrupt the operations of the business of the Indemnified Party or cause the Indemnified Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any trade secret or confidential information of such Indemnified Party to become public.

        (d) Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Third Party Action without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Third Party Action seeks the issuance of an injunction, the specific election of an obligation or similar remedy, or (ii) if the subject matter of a Third Party Action relates to the ongoing business of any Indemnified Party, which Third Party Action, if decided against the Indemnified Party, would materially adversely affect the ongoing business or reputation of the Indemnified Party, then, in each such case, the Indemnified Party alone shall be entitled to contest, defend and settle such Third Party Action in the first instance and, if the Indemnified Party does not contest, defend or settle such Third Party Action, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Third Party Action.

7.08    Method of Asserting Claims-Other Actions.

        (a) If an Indemnified Party has a claim for indemnification hereunder against an Indemnifying Party that does not involve a Third Party Action (including a claim for indemnification with respect to a third party claim that is not yet the subject of a Third Party Action), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. Such written notice shall state in reasonable detail the factual basis for such claim to the extent then known by the Indemnified Party and the nature of the Buyer Loss or Seller Loss for which indemnification is sought, and it may state the amount of the Buyer Loss or Seller Loss claimed. The failure promptly to give such notice shall not affect any Indemnified Party's ability to seek indemnification hereunder unless either (i) such failure has materially and adversely affected the ability of the Indemnifying Party to investigate such claim, or (ii) such notice is given after the end of the period specified in Section
                7.04. If such notice states the amount of the Buyer Loss or Seller Loss claimed and the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party does not dispute the claim described in such notice or fails to notify the Indemnified Party within 21 days after its receipt of such notice whether the Indemnifying Party disputes the claim described in such notice, the Buyer Loss or Seller Loss in the amount specified in the Indemnified Party's notice will be conclusively deemed a liability of the Indemnifying Party to the Indemnified Party, and the Indemnifying Party shall pay the amount of such Buyer Loss or Seller Loss to the Indemnified Party.

        (b) If the Indemnifying Party has timely disputed its liability with respect to such claim, such dispute will be subject to the dispute resolution provisions of Section 8.12.

        (c) If a notice is given pursuant to this paragraph within the period specified by Section 7.04, which does not state the amount of the Buyer Loss or Seller Loss claimed, such omission shall not preclude the Indemnified Party from recovering from the Indemnifying Party, during or subsequent to such period, the amount of its Buyer Loss or Seller Loss with respect to the claim described in such notice. If a notice is given pursuant to this paragraph within the period specified by Section 7.04, concerning a third party claim which is not yet the subject of a Third Party Action and such third party claim subsequently becomes the subject of a Third Party Action, the Indemnified Party also shall provide the notice required by Section 7.07(a) at the time required by that section.

7.09    Miscellaneous Indemnification Provisions.

        (a) Upon the determination of an Indemnifying Party's liability for a Buyer Loss or a Seller Loss pursuant to this Article VII and the amount of such Buyer Loss or Seller Loss (whether such determination is made pursuant to the procedures set forth in this Article VII, by agreement between the Indemnified Party and the Indemnifying Party, by arbitration award or by final adjudication), the Indemnifying Party shall pay the amount of such Buyer Loss or Seller Loss to the Indemnified Party within 30 days following such determination.

        (b) The rights set forth in this Article VII shall be the exclusive remedy for breach or inaccuracy of any of the representations and warranties contained herein on or prior to the Closing Date and shall be in lieu of contract remedies. Notwithstanding the foregoing, nothing in this Agreement shall prevent any party from bringing an action based upon allegations of fraud by the other party in connection with this Agreement. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the non-prevailing party. With respect to any breach of a covenant or other obligation contained in this Agreement the parties shall have available to them all remedies available under applicable Legal Requirements.

        (c) To the extent permitted by applicable Legal Requirements, any payment under this Article VII shall for Tax purposes be treated as an adjustment to the Purchase Price.

                                  Article VIII
                                  MISCELLANEOUS

8.01    Definitions.

        (a) "Affiliated Group" means any affiliated group within the meaning of Code ss. 1504(a) or any similar group defined under a similar provision of any state, local or foreign law.

        (b)     "Agreement" is defined in the preamble to this Agreement.

        (c) "Ancillary Agreements" means the Bill of Sale, Assignment and Assumption Agreement, Transition Services Agreement, Pledge Agreement and Noncompetition Agreements.

        (d)     "Assets" is defined in Section 1.01.

        (e) "Assignment and Assumption Agreement" is defined in Section 3.02(a)(ii).

        (f)     "ATM" means an automated teller machine.

        (g)     "Assigned Intellectual Property Rights" is defined in Section
                1.01(d).

        (h)     "Assumed Liabilities" is defined in Section 1.03.

        (i)     "Audited Financial Statements" is defined in Section 4.05(a).

        (j)     "Balance Sheet Date" is defined in Section 4.05(a).

        (k)     "Basket" is defined in Section 7.05(a).

        (l)     "Bill of Sale" is defined in Section 3.02(a)(i).

        (m)     "Bulk Sales Laws" is defined in Section 8.14.

        (n)     "Business" is defined in the recitals to this Agreement.

        (o)     "Buyer" is defined in the preamble to this Agreement.

        (p)     "Buyer Indemnified Parties" is defined in Section 7.02.

        (q)     "Buyer Losses" is defined in Section 7.02.

        (r)     "Buyer Related Documents" is defined in Section 7.03(a).

        (s)     "Cap" is defined in Section 7.05(a).

        (t)     "Closing" is defined in Section 3.01.

        (u)     "Closing Date" is defined in Section 3.01.

        (v)     "Code" means the Internal Revenue Code of 1986, as amended.

        (w) "Consent" means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

        (x) "Contract" means any contract, agreement, commitment, promise, undertaking or understanding, whether oral or written and whether express or implied, relating to the Business or the Assets and (x) under which Seller has or may acquire any rights or benefits, (y) under which Seller has or may become subject to any Liability or (z) by which Seller or any of the Assets are or may become bound.

        (y) "CTV" means MediaChoiceTV.com, Inc., a Colorado corporation and affiliate of Seller.

        (z)     "Customer Contract" is defined in Section 1.01(a).

        (aa) "Disclosure Schedule" means the schedule delivered by Seller to Buyer disclosing exceptions to their representations and warranties set forth in Article IV.

        (bb)    "Effective Date" is defined in the preamble to this Agreement.

        (cc) "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other ownership attribute.

        (dd)    "Environmental Laws" is defined in Section 4.20.

        (ee)    "Excluded Assets" is defined in Section 1.02.

        (ff) "GAAP" means United States generally accepted accounting principles.

        (gg) "Governmental Authority" means any domestic or foreign nation or government, any state or other political subdivision thereof, and any domestic or foreign entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        (hh) "Governmental Authorization" means any approval, Consent, license, permit, waiver or other authorization of any Governmental Authority.

        (ii)    "Hazardous Materials" is defined in Section 4.20.

        (jj)    "Indemnification Holdback Amount" is defined in Section 2.01.

        (kk)    "Indemnified Party" is defined in Section 7.07(a).

        (ll)    "Indemnifying Party" is defined in Section 7.07(a).

        (mm)    "Initial Payment" is defined in Section 2.01.

        (nn) "Intellectual Property Rights" means all rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets, know-how or other intellectual property rights.

        (oo)    "Inventory" is defined in Section 1.01(c).

        (pp)    "JAG" is defined in Section 8.12.

        (qq)    "June Financial Statements" is defined in Section 4.05(a).

        (rr) "Knowledge" means, when used with respect to Seller, (a) the actual knowledge of Seller or any officer or director of Seller regarding the fact or other matter at issue and (b) the knowledge any such Person reasonably should have had concerning the existence of such fact or other matter.

        (ss) "Legal Requirement" means any federal state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

        (tt) "Liability" means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not required to be accrued on the financial statements of the Person.

        (uu) "Material Adverse Effect" means any effect on the Assets or the operations, financial condition, results of operations or prospects of the Business that, individually or in the aggregate with other effects, is materially adverse.

        (vv)    "May Financial Statements" is defined in Section 4.05(a).

        (ww)    "Noncompetition Agreements" is defined in Section 3.02(a)(v).

        (xx) "Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

        (yy) "Person" means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Authority.

        (zz)    "Pledge Agreement" is defined in Section 2.01(b).

        (aaa) "Proceeding" means any action, claim, arbitration, demand, proceeding, grievance, subpoena, inquiry, audit, hearing, investigation, litigation or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or private arbitrator or mediator.

        (bbb)   "Purchase Price" is defined in Section 2.01.

        (ccc) "Real Property Leases" means the leases of Seller's office facilities and storage facility identified in Section 4.15(a)(v)(1) of the Disclosure Schedule.

        (ddd)   "Rebate Obligations" is defined in Section 4.18(c).

        (eee)   "Retained Liabilities" is defined in Section 1.04.

        (fff)   "Seller Indemnified Parties" is defined in Section 7.03.

        (ggg)   "Seller Losses" is defined in Section 7.02.

        (hhh)   "Seller Related Documents" is defined in Section 7.02.

        (iii)   "Seller" is defined in the preamble to this Agreement.

        (jjj)   "Significant Customer" is defined in Section 4.12.

        (kkk)   "Significant Supplier" is defined in Section 4.13.

        (lll) "Tax" means any federal, state, local or foreign tax, charge, fee, levy or other assessment of every kind or nature, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profit, windfall profit, capital stock, environmental, license, withholding, payroll, employment, unemployment, social security, disability, excise, estimated, severance, stamp, registration, occupation, premium, personal or real property, alternative or add-on minimum, or other taxes, customs duties, fees, assessments, or charges of any kind or nature, including all interest and penalties thereon and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign.

        (mmm) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        (nnn)   "Terminated Sales Representative Agreements" is defined in
                Section 4.15(c).

        (ooo)   "Third Party Action" is defined in Section 7.07(a).

        (ppp)   "Transition Services Agreement" is defined in Section
                3.02(a)(iv).

8.02    Press Releases and Announcements.

        Any public announcement, including any announcement to employees, customers or suppliers and others having dealings with Seller, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time (but not prior to Closing) and in such manner as Buyer determines and approves; Buyer will have the right to be present for any in-person announcement. Unless consented to by Buyer or required by applicable Legal Requirements, Seller will keep this Agreement and the transactions contemplated by this Agreement confidential.

8.03    Amendment and Waiver.

        This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

8.04    Notices.

        All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

             Notices to Buyer:

                  Access Cash International L.L.C.
                  Gainey Center II, Suite 300
                  8501 North Scottsdale Road
                  Scottsdale, AZ  85253
                  Attention: Chief Financial Officer
                  Facsimile: (480) 629-7670

                  and

                  eFunds Corporation
                  400 West River Woods Parkway
                  Milwaukee, WI  53212
                  Attention: Law Department
                  Facsimile: (414) 341-5075

                            With a copy (which shall not constitute notice) to:

                                 Dorsey & Whitney LLP
                                 50 South Sixth Street
                                 Minneapolis, MN  55402
                                 Attention: Robert Rosenbaum
                                 Facsimile: (612) 340-7800

             Notices to Seller:

                  Cash Resources, Inc.
                  7200 E. Dry Creek Road, F-103
                  Englewood, CO  80112
                  Attn: Samuel K. Jonas, President

                            With a copy to:

                            Samuel K. Jonas
                            7323 S. Quince Ct.
                            Englewood, CO  80112

                            With a copy (which shall not constitute notice) to:

                                 Faegre & Benson LLP
                                 1900 15th Street
                                 Boulder, CO  80302
                                 Attention: Christopher M. Hazlitt
                                 Facsimile: (303) 499-5426

8.05    Assignment.

        This Agreement and the Ancillary Agreements, and all of the provisions hereof and thereof, will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that neither this Agreement nor any of the Ancillary Agreements, nor any of the rights, interests or obligations hereunder or thereunder, may be assigned by any party hereto or thereto without the prior written consent of the other party hereto, and provided further, that Buyer may, without Seller's consent, assign this Agreement and any Ancillary Agreement, and any of its rights, interests or obligations hereunder or thereunder, to any parent of Buyer, to any of such parent's subsidiaries, and in connection with any merger, consolidation, reorganization, sale of all or substantially all of Buyer's assets or similar transaction.

8.06    Severability.

        Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.07    Complete Agreement.

        This Agreement, the Ancillary Agreements, the exhibits and schedules hereto and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

8.08    Counterparts.

        This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

8.09    Governing Law.

        THE INTERNAL LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

8.10    No Third Party Beneficiaries.

        This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person or entity, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

8.11    Specific Performance.

        Seller and Buyer acknowledge and agree that the subject matter of this Agreement (including the Business and the Assets) is unique, that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies available at law would not be adequate to compensate the other party in the event of a default or breach. Accordingly, Seller and Buyer agree that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which it may be entitled, at law or in equity. Seller and Buyer waive any defense that a remedy at law is adequate.

8.12    Dispute Resolution.

        Subject to the procedures set forth in Article VII, each party shall proceed in good faith to negotiate the resolution of any and all disputes that may arise under this Agreement. If any such dispute is not resolved within 30 days after the earliest date upon which a party notified the other of its desire to attempt to resolve the dispute, then the dispute shall be promptly submitted to arbitration by a single arbiter through the Judicial Arbiter Group ("JAG"), any successor of the Judicial Arbiter Group, or any similar arbitration provider that can provide a former judge to conduct such arbitration if JAG is no longer in existence, or an arbiter appointed by the court. The arbiter shall be selected by JAG or the court on the basis, if possible, of his or her expertise in the subject matter(s) of the dispute. The decision of the arbiter shall be final, non-appealable and binding upon the parties, and it may be entered in any court of competent jurisdiction. The arbitration shall take place in Denver, Colorado. The arbitrator shall be bound by and apply Delaware law with respect to all issues involved in the arbitration, including rules relating to the admissibility of evidence, all relevant privileges and the attorney work product doctrine. All discovery shall be completed in accordance with the time limitations prescribed in the Delaware Rules of Civil Procedure, unless otherwise agreed by the parties or ordered by the arbitrator on the basis of strict necessity adequately demonstrated by the party requesting an extension or reduction of time. The arbitrator shall have the power to grant equitable relief where applicable under the Delaware law. The arbitrator shall issue a written opinion setting forth her or his decision and the reasons therefor within 30 days after the arbitration proceeding is concluded. Notwithstanding the foregoing, either party may seek and obtain an injunction or other appropriate relief from a court to preserve or protect the status quo with respect to any matter pending conclusion of the arbitration proceeding, but no such application to a court shall in any way be permitted to stay or otherwise impede the progress of the arbitration proceeding.

8.13    Attorneys' Fees and Costs.

        If either party files or institutes any arbitration or litigation against the other party under this Agreement, the prevailing party in any such arbitration or litigation will be entitled to recover from the non-prevailing party its attorneys' fees, witness fees, costs and expenses, court costs and other expenses, in each case to the extent reasonable, whether or not such arbitration or litigation is prosecuted to judgment or other relief. The "prevailing party" in any litigation or arbitration is the party that the arbitrator or court determines is the prevailing party, taking into consideration the merits of the claims asserted by the parties, the relative values of the judgments, settlements or other forms of relief awarded to the parties, and the relative equities between the parties.

8.14    Bulk Sales Laws.

        The parties waive compliance with the bulk transfer provisions of the Uniform Commercial Code or any similar Legal Requirements, including any Legal Requirement that requires notice to creditors of any transaction contemplated by this Agreement or the Ancillary Agreements (collectively, the "Bulk Sales Laws"), to the extent that the Bulk Sales Laws of any jurisdiction may be applicable to the transactions contemplated by this Agreement or the Ancillary Agreements. Seller agrees to indemnify and defend each Buyer Indemnified Party and hold them harmless from and against any Buyer Losses, in accordance with the terms of Article VII, that any of them may suffer in connection with Seller's noncompliance with the Bulk Sales Laws.

8.15    Interpretation.

        (a) Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The schedules and exhibits referred to herein shall be construed with and as an integral part of this Agreement as though set forth verbatim herein.

        (b)     In this Agreement, unless a clear contrary intention appears:
                (i) the terms "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof, (ii) the term "including" means including without limiting the generality of any description preceding such term, (iii) "or" is used in the inclusive sense of "and/or" and (iv) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

        [The remainder of this page has been left blank intentionally. Signature page follows.]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                      CASH RESOURCES, INC.



                                      By: /s/ Samuel K. Jonas
                                          --------------------------------------
                                          Name:
                                          Title:



                                      ACCESS CASH INTERNATIONAL L.L.C.



                                      By: /s/ J.A. Blanchard
                                         ---------------------------------------
                                         Name:  J.A. Blanchard III
                                         Title:   Chairman and CEO

                          List Identifying Contents of
                                Omitted Schedule


The following Exhibits and Schedules have been omitted from this Exhibit 2.4


Exhibit A         Form of Bill of Sale
Exhibit B         Form of Assignment and Assumption Agreement
Exhibit C         Form of Transition Services Agreement
Exhibit D         Form of Non-competition Agreement
Exhibit E         Form of EFT Processing Report

Schedule 1.01(b)      Additional Assigned Contracts
Schedule 1.01(d)      Assigned Intellectual Property Rights
Schedule 2.02         Purchase Price Allocation
Schedule 3.02(b)(i)   Closing date creditor Payoffs


The registrant will furnish supplementally a copy of any omitted Schedule or Exhibit to the Securities and Exchange Commission upon the request of the Commission.